Exhibit 5.1

[ORACLE LETTERHEAD]

June 21, 2022

Oracle Corporation

500 Oracle Parkway

Redwood City, CA 94065

Ladies and Gentlemen:

I am Vice President, Assistant General Counsel and Assistant Secretary of Oracle Corporation (the “Company”), and I offer this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on or about June 21, 2022, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 5,759,683 shares of the Common Stock of the Company, par value $0.01 (the “Shares”), which are issuable pursuant to equity awards assumed by the Company pursuant to the terms of the Agreement and Plan of Merger, dated as of December 20, 2021 (the “Merger Agreement”), among the Company, Cerner Corporation (“Cerner”), OC Acquisition LLC and Cedar Acquisition Corporation.

Pursuant to the Merger Agreement, the Company assumed outstanding equity awards of Cerner under the Cerner Corporation 2011 Omnibus Equity Incentive Plan, as amended and restated (the “Cerner Plan”). I have examined such documents and such matters of fact and law as I have deemed necessary to examine relating to the issuance of the Shares. It is my opinion that the Shares, when delivered pursuant to the terms of the Cerner Plan, will be validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to myself in the Registration Statement and any amendments thereto. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ KIMBERLY WOOLLEY
Kimberly Woolley
Vice President, Assistant General Counsel and Assistant Secretary